Exhibit 10.2

Superconductor Technologies Inc.

Compensation Policy for Non-Employee Directors

(March 18, 2005)

I. Introduction

     Similar to its philosophy for the compensation of executive officers, the Board of Directors (the “Board”) of Superconductor Technologies Inc. (the “Company”) believes that the Company’s future success depends in part on its ability to attract and retain highly qualified individuals to serve on the Board. With this goal in mind, the Board periodically reviews the compensation arrangements for non-employee directors. Based on those reviews and the consideration of director compensation practices at comparable companies, the Board has from time to time approved certain compensation policies and practices which it believes are necessary to maintain a competitive compensation package for its non-employee directors. The Board has further concluded that it would be appropriate and useful to consolidate and formalize those policies and practices in one comprehensive document.

II. Scope of Policy

     This policy governs the compensation of non-employee directors of the Company. For purposes of this policy, a “non-employee director” means a director who (i) is not employed as an officer or other employee of the Company or any of its subsidiaries and (ii) does not receive more than $60,000 in compensation, directly or indirectly, in the relevant year from the Company or any of its subsidiaries for services as a consultant or in any other capacity other than as a director.

III. Board Fees.

     A. Annual Retainer. Non-employee directors will receive an annual retainer of $10,000 per year provided the director attends at least 75% of the regular meetings of the Board. Attendance may be in person or by telephone, but attendance in person is encouraged. The Company will pay the retainer in quarterly installments of $2,500. Any non-employee Chairman of the Board will receive an annual retainer of $20,000 per year.

     B. Meeting Fee. Non-employee directors (other than the Chairman of the Board) will receive a $2,000 meeting fee for attendance at each meeting of the Board. The Chairman of the Board will receive a $4,000 meeting fee for attendance at each meeting of the Board. Directors will receive meetings fees for attendance in person or, where necessary, by telephone. However, no meeting fees will be paid for participation in meetings of the Board which are held entirely by telephone, except as otherwise agreed by the Board. The Company will pay meeting fees promptly following each meeting.

     C. Committee Service. The Chairman of the Audit Committee will receive an annual retainer of $5,000 per year. The Chairman of the Compensation Committee and the Chairman of the Governance and Nominating will each receive an annual retainer of $3,000 per year. The Company will pay the annual retainers in quarterly installments. There will be additional compensation for service on committees of the Board which will consist of stock option awards as specified below in Section IV(C).

IV. Stock Option Awards

     A. Initial Grants. Non-employee directors will receive a stock option grant of 25,000 shares of common stock upon their initial election or appointment to the Board. The exercise price will be the closing price of the common stock on the date of their appointment or election, as applicable. These options will vest in four equal annual installments with the first 25% vesting on the twelve month anniversary of the date of grant.

     B. Annual Service Grants. Non-employee directors (other than the Chairman of the Board) who have served for at least six months will receive an annual stock option grant of 15,000 shares of common stock on the date of each annual meeting of stockholders at which they are re-elected. The Chairman of the Board will receive an annual stock option grant of 20,000 shares of common stock on the same terms. The exercise price for the annual option grants will be the closing price of the common stock on the date of the annual stockholder meeting.

     C. Committee Service Grants. Non-employee directors (other than the committee chairman) will receive a stock option grant of 2,000 shares of common stock for attendance at each committee meeting. The chairman of the committee will receive a stock option grant of 4,000 shares of common stock for attendance at each committee meeting. Committee members may attend meetings in person or, where necessary, by telephone, and committee service grants will apply to telephonic committee meetings. The exercise price for the committee service grants will be the closing price of the common stock on the date of the applicable committee meeting.

     D. Grant Date, Duration and Vesting. Unless otherwise specified in this policy, all stock options awarded to non-employee directors under this policy will (1) be non-qualified stock options, (2) have an effective grant date that is the same as the date used to determine the exercise price, (3) have a duration of ten years from the date of grant, and (4) vest in two equal annual installments with the first 50% vesting on the twelve month anniversary of the date of grant.

V. Expense Reimbursement

     Non-employee directors are entitled to reimbursement for all reasonable and customary out of pocket and travel expenses incurred in the normal course of Company business.

VI. Administration and Interpretation

     The Board will have complete discretion to resolve any questions relating to the administration or interpretation of this policy, and their decision will be final and binding on all non-employee directors. Unless otherwise required by the context, all references in this policy to a “year” refer to the year between annual stockholder meetings.

VII. Amendments

     The Board has adopted this policy based on the business and economic conditions in existence at the time of adoption and intends to periodically review the policy in light of changes in those conditions. Therefore, the Board reserves the right to amend this policy at any time and in any manner that it deems necessary, appropriate or desirable to reflect the best interests of the Company. The Board also reserves the right to vary from the policy from time to time without amending it and shall do so by resolution of the Board.

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